Exhibit 99.1

WESTERN RESOURCES DISAPPOINTED WITH KCPL ANNOUNCEMENT

     TOPEKA, Kansas, January 3, 2000, Western Resources (NYSE:WR) today announced that while it is disappointed that Kansas City Power & Light Company
(KCPL) has terminated the proposed merger with the company it will continue to pursue its business plan.
     "Merging the electric operations of KCPL and Western Resources made good business sense for a variety of reasons, but it simply took too long to complete the process," said David C. Wittig, Western Resources chairman of the board, president and chief executive officer.
     Wittig thanked employees for their hard work on the Western Resources/KCPL merger. He noted the fact that their commitment to the process stretched over many years.


     Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of more than $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), which has more than 1.6 million security customers in 48 states and Europe. Its utilities, KPL and KGE, provide electric service to approximately 614,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1.4 million customers. For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wr.com.

     Forward-Looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, the outcome of accounting issues being reviewed by the SEC staff, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, year 2000 issue, environmental matters, changing weather, nuclear operations, ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses, events in foreign markets in which investments have been made, and accounting matters. Our actual results may differ materially from those discussed here. See the company's and Protection One's 1998 Annual Report on Form 10-K and 10K/A, quarterly reports on Forms 10-Q and current reports on Form 8K for further discussion of factors affecting the company's and Protection One's performance. Western Resources disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.


/CONTACT: Media: Michel' Philipp, news@wr.com, 785.575.1927, or fax:
785.575.6399, or Investors: Jim Martin, jim_martin@wr.com, 785.575.6549, or fax: 785.575.8160, both of Western Resources/

/Web site:http://www.wr.com